UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 31, 2008

ABRAXIS BIOSCIENCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33657	30-0431735
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11755 Wilshire Boulevard, Suite 2000

Los Angeles, California 90025

(Address of Principal Executive Offices) (Zip Code)

(310) 883-1300

(Registrant’s Telephone Number,

Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On March 31, 2008, Abraxis BioScience, Inc. (the “Company”) issued a press release announcing its financial results for the quarter and year ended December 31, 2007. A copy of the press release is furnished (but not filed) as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

In addition to reporting financial results in accordance with generally accepted accounting principles (“GAAP”), the Company presented certain non-GAAP financial measures in the press release, including adjusted net income and adjusted net income per share. Adjusted net income and adjusted net income per share are defined as net income and net income per share, respectively, in each case excluding the impact of merger-related costs, in-process research and development charges, non-cash stock compensation expense, amortization of acquired intangible assets and Phoenix pre-launch costs. The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to investors in understanding the underlying operating performance of the Company and facilitates additional analysis by investors. The Company also uses these non-GAAP financial measures internally for operating, budgeting and financial planning purposes. non-GAAP financial measures presented by the Company may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. A reconciliation of GAAP net income to adjusted net income for the three and twelve months ending December 31, 2007 and December 31, 2006 is included with the press release.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by Abraxis BioScience, Inc., dated March 31, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABRAXIS BIOSCIENCE, INC.

Date: April 1, 2008	By:	/s/ Lisa Gopalakrishnan
Lisa Gopalakrishnan Chief Financial Officer